Testing the Waters Materials Related to Series #SQUIG5847

From the Rally App:

#SQUIG5847

CHROMIE SQUIGGLE #5847 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $66,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#SQUIG5847

CHROMIE SQUIGGLE #5847 (NFT)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$11.00
Number of Shares	6,000
Initial Offering Market Cap.	$66,000
Storage Location	Rally Metamask Wallet

DESCRIPTION OF SERIES CHROMIE SQUIGGLE 5847 NFT

Investment Overview

•Upon completion of the Series #SQUIG5847 Offering, Series #SQUIG5847 will purchase a Number 5847 Art Blocks Chromie Squiggle NFT for Series #SQUIG5847 (The “Series Chromie Squiggle 5847 NFT” or the “Underlying Asset” with respect to Series #SQUIG5847, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•Chromie Squiggle NFTs are unique, randomly generated “squiggles” of color made by Art Blocks founder Snowfro as a part of the Art Blocks Curated collection.

•The Underlying Asset is a Number 5847 Art Blocks Chromie Squiggle NFT.

Asset Description

Overview & Authentication

•Art Blocks was founded in November 2020 by Erick Calderon, also known as “Snowfro.”

•Calderon worked in the ceramic tile business before founding Art Blocks. Calderon explains that his inspiration for the project came from his lifelong desire to be an artist — despite an inability to draw with his hands. Around a decade ago, Calderon revisited his hobby of coding, which he had explored intermittently since he was 7 years old. He found the artistic aspects of coding to be a “pleasing” replacement for hand-made art. “I realized that I didn’t have to know how to use a paintbrush to create something that I, at least, thought was cool.”

•Eventually, Calderon became fixated on generative art. In 2017, he began researching NFTs as a possible tool for creating generative art. After coming across an early Reddit thread from the founders of Larva Labs encouraging people to claim CryptoPunks — which were free at the time (Calderon paid $35 in transaction fees). Calderon started selling off Punks in 2018 to pay developers to help create what would eventually become Art Blocks.

•Calderon failed multiple times initially, finally finding time to teach himself Javascript and build the platform to his exact specifications during the COVID-19 Pandemic.

•Art Blocks was launched in November 2020, becoming a corporation by February 2021, and hiring a full-time staff by April 2021.

•According to Decrypt: “Art Blocks is an Ethereum-based NFT project that generates original digital artwork pieces on the blockchain via an algorithm.”

•The Art Blocks platform is “focused on genuinely programmable on demand generative content that is stored immutably on the Ethereum Blockchain.” Creators select a style, pay for the work, and receive a version of the selected content generated randomly via an algorithm. According to the Art Blocks website: “The resulting piece might be a static image, 3D model, or an interactive experience. Each output is different and there are endless possibilities for the types of content that can be created on the platform.”

•Within the Art Blocks platform exists a “curation board” that selects specific projects for its “Curated Collection.” The stated intention of this collection is to gather works “that best represent the vision of the Art Blocks platform, and are released on a schedule allowing collectors to manageably build a significant set of generative works.” The size and value of these “curated drops” is tied to the user base to allow new users access to participate.

•The Art Blocks website describes Chromie Squiggle NFTs as “simple and easily identifiable,” with each embodying “the soul of the Art Blocks platform.” Art Blocks founder Snowfro asks readers to consider each of the NFTs his “personal signature as an artist, developer, and tinkerer.”

•Chromie Squiggles were first minted in November of 2020 and were the first generative art project listed on the Art Blocks platform.

•Calderon started to the Chromie Squiggle project “to demonstrate what could be possible with generative minting,” initially giving 2,000 Squiggles to contacts within the design industry.

•The Chromie Squiggle collection has 10,000 possible iterations, each with unique characteristics (such as the number of points, the rate of the gradient, and the starting color).

•As of November 12, 2021, 9,226 of a possible 10,000 Squiggles had been minted.

•As of November 12, 2021, the all-time volume of sales on OpenSea for Chromie Squiggles was 2,891.607 ETH.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is a Number 5847 Art Blocks Chromie Squiggle NFT.

•The Underlying Asset has the following features: Type (Fuzzy), Spectrum (Normal), Color Direction (Forward), Segments (13), Steps Between (1,000), Start Color (253), End Color (176), Height (3), Color Spread (30).

•The Underlying Asset was minted on January 13, 2021.

Notable Defects

•The Underlying Asset is consistent with the description provided by Art Block and proof of ownership stored on the Ethereum blockchain.

Details

Series Chromie Squiggle 5847 NFT
Creator	Snowfro
NFT	Art Blocks Chromie Squiggle
Number	5847
Feature	Start Color (253)
Feature Rarity	0.5% of Squiggles have this feature
Feature	End Color (176)
Feature Rarity	0.41% of Squiggles have this feature
Feature	Type (Fuzzy)
Feature Rarity	10.68% of Squiggles have this feature
Feature	Color Direction (Forward)
Feature Rarity	49.65% of Squiggles have this feature
Feature	Segments (13)
Feature Rarity	13.05% of Squiggles have this feature
Feature	Steps Between (1,000)
Feature Rarity	10.68% of Squiggles have this feature
Feature	Height (3)
Feature Rarity	99.49%

Feature	Spectrum (Normal)
Feature Rarity	97.95% of Squiggles have this feature
Feature	Color Spread (30)
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Chromie Squiggle 5847 NFT going forward.

#SQUIG5847 | $66K

COMPARABLE ASSET VALUE

ASSET VALUE

+327149.4%

TRANSACTIONS

157

#SQUIG5847 | *Visuals*

Each Squiggle "embodies the soul of the Art Blocks platform," according to Art Blocks founder Snowfro.

LAUNCH GALLERY ›

#SQUIG5847 | *Timeline*

Jan. 2017 — Erick Calderon (A.K.A. "Snowfro") becomes fixated on the idea of using NFTs as a tool for creating generative art. His research leads him to an early Reddit thread on CryptoPunks, allowing him to get in on the project while they're free.

Jan. 2018 — Snowfro begins selling off his Punks to pay developers to help build the platform that would become Art Blocks.

Nov. 2020 — The Art Blocks platform is launched. The first Chromie Squiggles are minted.

Jan. 2021 — #SQUIG5847 is minted.

From Rally Twitter (@OnRallyRd)